SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): November 23, 2011

Cagle’s, Inc.

(Exact name of registrant as specified in its charter)

Georgia	001-07138	58-0625713
(State or other jurisdiction	(Commission	(I.R.S. Employer
of incorporation)	File Number)	Identification No.)

1385 Collier Road NW, Atlanta, GA	30318
(Address of principal executive offices)	(Zip Code)

(404) 355-2820

(Registrants telephone number, including area code)

Not applicable

(Former name or former address, if changed since last report)

Check the appropriate box if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐            Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐            Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐            Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐            Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Section 2 - FINANCIAL INFORMATION

ITEM 2.03.   CREATION OF A DIRECT FINANCIAL OBLIGATION OR AN OBLIGATION UNDER AN OFF-BALANCE SHEET ARRANGEMENT OF A REGISTRANT.

On November 23, 2011, Cagle’s, Inc. and its wholly owned subsidiary Cagle’s Farms, Inc. (the “Company”) entered into a First Amendment to Debtor in Possession Credit and Security Agreement (the “Agreement”) with AgSouth Farm Credit, ACA, an agricultural credit association (the “Lender”).  This amendment increases and extends the original Debtor in Possession Credit and Security Agreement signed October 24, 2011.

The Agreement provides for a 120-day revolving line of credit, with a maximum amount equal to the lesser of 1) the Revolving Loan Base which is the sum of 40% of Live Eligible Inventory, 60% of Other Eligible Inventory, and 80% of Eligible Receivables, provided that Live Eligible Inventory cannot exceed 35% of the Revolving Loan Base, or 2) the Maximum Line Amount which is $9,191,000 for the period ending November 19, 2011, $14,015,000 for the period November 20-December 31, 2011, and $17,934,000 thereafter.  (All amounts include advances under the original Debtor in Possession Credit and Security Agreement.)

The interest rate on advances will be 6.5% over 30-day LIBOR for so much of the advances that do not exceed $10,000,000, and 8.5% over 30-day LIBOR for so much of the advances that exceed $10,000,000.

The original Debtor in Possession Credit and Security Agreement defines the requirements for an acceptable reorganization plan.  The First Amendment to Debtor in Possession Credit and Security Agreement also requires the Company to initiate a process to sell a significant portion or substantially all of the Company’s assets and to meet certain progress benchmarks in connection with such sale; any failure to satisfy one or more of the progress benchmarks (including, without limitation, completing a sale within 90 days of the date of the Agreement) would result in the termination of the credit facility.

No other changes to the original Debtor in Possession Credit and Security Agreement materially modify the description in the Company’s previous 8-K filing.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Cagle’s, Inc.
(Registrant)

Date: November 29, 2011

By:	/s/ Mark M. Ham IV
Mark M. Ham IV
Executive Vice President and
Chief Financial Officer